Exhibit 99.2

         Unaudited Pro Forma Consolidated Condensed Financial Statements

The following unaudited pro forma consolidated condensed financial statements give effect to the acquisition of CarnaudMetalbox ("CMB") under the purchase method of accounting. The unaudited pro forma consolidated condensed balance sheet combines the historical consolidated balance sheets of Crown Cork & Seal Company, Inc. ("Crown") and CMB giving effect to the acquisition as if it had occurred on December 31, 1995. The unaudited pro forma consolidated condensed statement of operations for the year ended December 31, 1995 combines the historical consolidated statements of operations of Crown and CMB giving effect to the acquisition as if it had occurred on January 1, 1995.

The unaudited pro forma consolidated condensed financial statements are for illustrative purposes only and have been presented to meet the requirements of the Securities and Exchange Commission. They are not necessarily indicative of the results of operations that might have occurred had the acquisition actually taken place on January 1, 1995 or the actual financial position that might have resulted had the acquisition been consummated on December 31, 1995, or of future results of operations or financial position of Crown.

The unaudited pro forma consolidated condensed financial statements are based on the historical consolidated financial statements of Crown and CMB and should be read in conjunction with such historical financial statements and the notes thereto, which are, in the case of CMB, included as Exhibit 99.1 to this Form 8-K (the "CMB Financial Statements"), and, in the case of Crown, filed with Crown's Annual Report on Form 10-K for the year ended December 31, 1995. Certain reclassifications have been made to CMB's historical consolidated financial statements to conform with the presentation of Crown's historical consolidated financial statements for the year ended December 31, 1995. Furthermore, the historical financial statements for CMB, prepared in accordance with French law and presented in French francs, have for purposes of preparing these unaudited pro forma consolidated condensed financial statements been conformed to comply with U. S. GAAP and, in accordance with SFAS No. 52, have been translated to U.
S. dollars at an assumed exchange rate equal to FF 4.982/$1.00 (the average 1995 rate) for the pro forma statement of operations for the year ended December 31, 1995 and FF 4.904/$1.00 (the December 31, 1995 closing rate) for the pro forma balance sheet as of December 31, 1995. See Note 1-B of the CMB's Financial Statements for the reconciliation of CMB's 1995, 1994 and 1993 net income and shareholders' equity to U. S. GAAP. Such translations should not be construed as representations that French franc amounts represent, have been or could be converted into U. S. dollars at that or any other rate. The use of exchange rates different from those used in the unaudited pro forma consolidated condensed financial statements could have a material impact on the information presented therein.

In accordance with the purchase method of accounting, the total purchase price has been allocated to the assets and liabilities of CMB based upon their relative fair values. The accompanying unaudited pro forma consolidated condensed financial statements reflect the preliminary allocation of purchase price to assets and liabilities. Accordingly, the final allocations will differ from the amounts reflected herein.

The $3.2 billion pro forma excess of purchase price over net assets acquired as of December 31, 1995 is being amortized over 40 years at a rate of $80 million per year, in accordance with generally accepted accounting principles, which require that acquired intangibles be amortized over lives not to exceed 40 years. Crown believes that the intangible assets acquired, representing principally CMB's customer base and CMB's European market presence, represent assets with indefinite lives, which have historically appreciated in value over time. In addition, the acquisition will facilitate the continued expansion of current lines of business as well as the development of new businesses via the cross-selling of packaging product offerings of both Crown and CMB to existing and potential customers. Crown believes it will benefit from the acquisition for a period of at least 40 years and, therefore, a 40-year amortization period is considered appropriate.

Crown has commenced appraisals and other studies of the significant assets, liabilities and business operations of CMB. The unaudited pro forma consolidated condensed financial statements reflect the preliminary results of these reviews, including Crown's initial estimate of known restructuring and rationalization efforts. Crown expects to incur further restructuring costs and expenses in connection with the acquisition which are not currently determinable.
 A final allocation of the purchase price, including allocation to tangible assets, liabilities, identifiable intangible assets and goodwill will be completed during the year when appraisals, other studies and additional reviews are completed.

Crown will perform periodic reviews of the goodwill and other intangible assets arising from the acquisition, to ensure that they are carried at recoverable amounts in light of current business conditions.

            Pro Forma Consolidated Condensed Statement of Operations

                      For the Year Ended December 31, 1995

                                   Unaudited
                ( US Dollars in millions, except per share data)

                                                     Historical Amounts                    Pro Forma
                                                  Crown             CMB          Adjustments         Consolidated
Net Sales                                     $       5,054    $       4,939                        $       9,993
 Costs of products sold                               4,311            3,926                                8,237
 Depreciation and amortization                          256              292    $         (18) (A)            530
 Selling and administrative expense                     139              415                                  554
 Provision for restructuring                            103               55                                  158
 Interest expense                                       149              130              135  (B)            414
 Interest income                                        (13)             (25)                                 (38)
 Translation and exchange adjustments                    (1)               2                                    1
 Preference share dividends and other                                    (13)                                 (13)
                                              -------------    -------------    -------------       -------------
Income from operations before
 income taxes                                           110              157             (117)                150
                                                                                                               -
 Income taxes                                            25               11              (26) (C)             10
 Equity in earnings of affiliates                         4                1                                    5
 Minority interests                                     (14)               3               (3) (D)            (14)
                                              -------------    -------------    -------------       -------------


Net income                                               75              150              (94)                131

Crown Acquisition Preferred Stock dividends                                               (23) (E)            (23)
                                              -------------    -------------    -------------       -------------

Net income available for common stock         $          75    $         150    $        (117)      $         108
                                              =============    =============    =============       =============

Earnings per share                            $        0.83    $        1.76                        $        0.85

Average number of common shares
 outstanding                                     90,233,518       85,327,985                          127,534,336

       NOTES TO PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

A.   To reflect the net decrease in depreciation and amortization expense due to
     (i) amortization of the excess purchase price over net tangible assets acquired on a straight-line basis over 40 years, net of elimination of CMB historical amortization of excess acquisition costs over the values assigned to net assets acquired in prior acquisitions, (ii) additional amortization resulting from basis assigned to intangible assets other than goodwill, (iii) net decrease in depreciation resulting from change in asset basis and lives identified in the preliminary appraisal process, and (iv) decreased depreciation resulting from property and equipment written-off under known plans of restructuring.

B. To reflect the increase in interest expense resulting from the use of new borrowings to finance a portion of the purchase price. The interest rate on new borrowings of $1.8 billion is assumed to be 7.5%.

C. Income tax effect of increased interest net of decreased depreciation at the statutory tax rate of 37%. The Company expects its effective income tax rate to be higher in the future since a significant portion of the purchase price will be non-deductible for tax purposes.

D.   To reflect minority interests of approximately 1.3% in CMB.

E. To reflect dividends on Crown Acquisition Preferred Stock of $1.88 per share per annum on 12,432,622 outstanding shares.

                 Pro Forma Consolidated Condensed Balance Sheet

                                December 31, 1995

                                    Unaudited
                            ( US Dollars in millions)

                                                           Historical Amounts           Pro Forma
                                                          Crown        CMB      Adjustments   Consolidated
Assets
     Cash and cash equivalents                          $     68    $    539                   $    554
     Receivables                                             744       1,080    $     53 (A)      1,824
     Inventories                                             812         749                      1,561
     Prepaid expenses and other current assets                85                                     85
     Long-term receivables                                    64                                     64
     Investments                                              57          56                        113
     Excess of purchase price over net assets                                                         0
        acquired, net of amortization                      1,096       1,239       1,910 (B)      4,245
     Property, plant and equipment                         2,006       1,785         139 (C)      3,930
     Other non-current assets                                120         201         111 (D)        432
                                                        --------    --------    --------       --------
     Total assets                                       $  5,052    $  5,649    $  2,107       $ 12,808
                                                        ========    ========    ========       ========

Liabilities and shareholders' equity
     Short-term debt and current portion of long-term
        debt                                            $    608    $    323                   $    931
     Accounts payable and accrued liabilities                668       1,259                      1,927
     Other current liabilities                                 3          43                         46
     Long-term debt, excluding current maturities          1,490       1,175    $  1,790 (E)      4,455
     Postretirement and pension liabilities                  591         130                        721
     Other non-current liabilities                           112         348         379 (F)        839
     Minority interests                                      119         276         (50)           345
     Crown Aquisition Preferred Stock                                                521 (G)        521
     Common stock                                            593         176          10 (H)        779
     Retained Earnings                                     1,049         998        (998)(H)      1,049
     Cumulative translation adjustment                      (192)       (550)        550 (H)       (192)
     Other shareholders' equity                               11       1,471         (95)(H)      1,387
                                                        --------    --------    --------       --------
Total liabilities and shareholders' equity              $  5,052    $  5,649    $  2,107       $ 12,808
                                                        ========    ========    ========       ========

A. The pro forma adjustment to cash represents transaction expenses estimated at approximately $53 million.

B. To reflect the excess of acquisition cost over the estimated fair market value of net assets acquired (goodwill).

C. To reflect the step-up in property, plant and equipment values to preliminary appraised fair market value. Included within the pro forma adjustment are gross step-up in asset values of $354 million and write-off of asset values of $215 million. The write-off of asset value relates to appraised fair market values being less than carrying value and also to those assets which are included within a known and approved plan of restructuring whose estimated recovery value is less than carrying value.

D. To reflect estimated net deferred income tax assets arising from the pro forma adjustments. Included within the pro forma adjustment to other non-current assets is $50 million related to the estimated fair market value of intangible assets acquired.

E. To reflect the borrowings to finance the cash portion of the purchase price.

F. To reflect fair market value adjustments to the carrying value of other non-current liabilities, unfavorable leases, contracts and commitments and restructuring accruals. Restructuring accruals include the costs associated with plant rationalizations and employee terminations to eliminate duplicate facilities and excess capacity.

G. To reflect Crown Acquisition Preferred Stock issued in consideration of the purchase price.

H. To reflect the elimination of the shareholders' equity accounts of CMB and to reflect the issuance of Crown common stock in consideration of the purchase price.